Exhibit 19.1

DOLPHIN ENTERTAINMENT, INC.

STATEMENT OF POLICIES AND PROCEDURES GOVERNING STOCK TRADING IN GENERAL,

MATERIAL NON-PUBLIC INFORMATION AND

THE PREVENTION OF INSIDER TRADING

This Statement consists of four sections:

Section I provides an overview; Section II sets forth the policies of Dolphin Entertainment Inc. (“Dolphin”), prohibiting insider trading; Section III explains insider trading; and Section IV consists of various procedures which have been put in place by Dolphin to prevent insider trading.

I.	SUMMARY

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Dolphin and its subsidiaries, including 42West LLC, The Door Marketing Group, LLC, Shore Fire Media, Ltd, The Digital Dept., Elle Communications, LLC, Always Alpha Sports Management, LLC and Dolphin Films, Inc. (collectively, the "Company") as well as that of all persons affiliated with it. As explained in Section III below, "insider trading" occurs when any person purchases or sells a security while in possession of inside information relating to the security. Insider trading is a crime and the penalties for violating the law include imprisonment, disgorgement of profits, civil fines of up to three times the profit gained or loss avoided, and criminal fines of up to $5,000,000 for individuals and $25,000,000 for entities. Insider trading is also prohibited by this Statement and could result in serious sanctions, including termination of employment. Persons violating this Statement will be subject to immediate dismissal from the Company.

This Statement applies to all officers, directors and employees of the Company and extends to all activities within and outside an individual's duties at the Company. The Company requires the full cooperation of all officers, directors and employees and, in particular, management and supervisory personnel, in the implementation and enforcement of this Statement. Every officer, director and employee must review this Statement. Questions regarding the Statement should be directed to the compliance officer of the Company (the “Compliance Officer”) at (305) 774-0407 or mirta@dolphinentertainment.com. The current Compliance Officer is Mirta A Negrini.

II.	STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

A.	Prohibited Activities

No officer, director or employee shall purchase or sell any type of security while in possession of material non-public information relating to the security, whether the issuer of such security is the Company or any other company. Additionally, except for the exercise of options that does not involve the sale of Company securities (e.g., the cashless exercise of a Company stock option does involve the sale of Company securities and therefore would not qualify under this exception), for planned trades described below, and for certain limited exceptions provided by the securities rules, no officer, director or designated employee shall purchase or sell any security of the Company during the blackout period beginning on the last day of any fiscal quarter and ending two business days after the public release of earnings data for such fiscal quarter (the "Blackout Period"). The Company's fiscal quarters end on March 31, June 30, September 30 and December 31. For purposes of this statement, "designated employee" refers to any person who is designated as such by the Compliance Officer based upon their regular access to sensitive, non-public, material information.

No officer, director or employee shall directly or indirectly tip material non-public information to anyone while in possession of such information. In addition, material non-public information should not be communicated to anyone outside the Company under any circumstances, or to anyone within the Company other than on a need-to-know basis.

B.	Exception for Trades Pursuant to an Established Plan of Sales

Upon approval by the Compliance Officer, an insider may enter into a fixed contract for the purchase or sale of the Company's securities or establish a plan for programmatic purchases or sales which may provide for purchases or sales, as the case may be, of the Company's securities on a future date or dates, which may be during the applicable Blackout Periods, but only in accordance with the procedures set forth in Section IV(E) below.

1

III.	EXPLANATION OF INSIDER TRADING

As noted above, "insider trading" refers to the purchase or sale of a security while in possession of "material" "non-public" information relating to the security. "Securities" include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. "Purchase" and "sale" are defined broadly under the federal securities law. "Purchase" includes not only the actual purchase of a security, but any contract or instruction to purchase or otherwise acquire a security. "Sale" includes not only the actual sale of a security, but any contract or instruction to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, conversions, a sale of a security upon a cashless exercise and acquisitions and exercises of warrants or puts, calls or other options related to a security. However, there are certain limited exemptions in the securities laws to this broad prohibition, for which the Compliance Officer can provide additional details. It is generally understood that insider trading includes the following:

·	Trading by insiders while in possession of material non-public information;
·	Trading by persons other than insiders while in possession of material non-public information where the information either was given in breach of an insider's fiduciary duty to keep it confidential or was misappropriated; or
·	Communicating or tipping material non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

A.	What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered "material" if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company's business or to any type of security, debt or equity. Examples of material information include (but are not limited to) the information listed on Attachment A. Moreover, material information does not have to be related to a company's business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

2

A GOOD GENERAL RULE OF THUMB: WHEN IN DOUBT, DO NOT TRADE.

B.	What is Non-Public?

Information is "non-public" if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Associated Press, or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, you should allot approximately 48 hours following publication as a reasonable waiting period before such information is deemed to be public.

C.	Who is an Insider?

"Insiders" include officers, directors, and employees of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material non-public information relating to the company's securities. All officers, directors and employees of the Company should consider themselves insiders with respect to material non-public information about business, activities and securities. Officers, directors and all employees may not trade the Company's securities while in possession of material non-public information relating to the Company nor tip (or communicate except on a need-to-know basis) such information to others. This applies even if you are not a "designated employee."

It should be noted that trading by members of an officer's, director's or employee's household can be the responsibility of such officer, director or employee under certain circumstances and could give rise to legal and Company-imposed sanctions.

D.	Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material non-public information to a third party ("tippee"), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material non-public information tipped to them or individuals who trade on material non-public information which has been misappropriated.

Tippees inherit an insider's duties and are liable for trading on material non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee's liability for insider trading is no different from that of an insider. Tippees can obtain material non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

3

E.	Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. Employers and other controlling persons who are not directly engaged in insider trading are at risk. The term "controlling persons" includes a person who might be in a supervisory position over an individual violator. Controlling persons may also face substantial civil penalties if they recklessly fail to take preventative steps to control insider trading. The Securities and Exchange Commission ("SEC") can pursue more than one controlling person for failing to prevent a single violation and may seek to obtain a judgment against each controlling person as well as the individual violator for the full penalty. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

•	SEC administrative sanctions;
•	Securities industry self-regulatory organization sanctions;
•	Civil injunctions;
•	Damage awards to private plaintiffs;
•	Disgorgement of all profits;
•	Civil fines for the violator of up to three times the amount of profit gained or loss avoided;
•	Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided by the violator;
•	Criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and
•	Jail sentences of up to 20 years.

In addition, insider trading is proper grounds for serious sanctions by the Company, including termination of employment. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated upon the occurrence of insider trading.

F.	Examples of Insider Trading

Examples of insider trading cases include actions brought against: corporate officers, directors, and employees who traded a company's securities after learning of significant confidential corporate developments; friends, business associates, family members, and other tippees of such officers, directors, and employees who traded the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation's stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 10 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation's stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend's profits and each is liable for all penalties of up to three times the amount of the friend's profits. In addition, the officer and his friend are subject to, among other things, criminal prosecution, as described above.

4

G.	Insider Reporting Requirements, Short-Swing Profits and Short Sales Reporting

(1)	Obligations Under Section 16(a)-SEC Forms 3, 4 and 5

Section 16(a) of the 1934 Act generally requires all officers, directors and 10% stockholders ("insiders") to file with the SEC an "Initial Statement of Beneficial Ownership of Securities" on SEC Form 3, within 10 days after the insider becomes an officer, director, or 10% stockholder. The Form 3 requires that the insider list the amount of the Company's Common Stock ("Company Common Stock") which the insider beneficially owns and the amount of derivative securities (as the term is defined in Rule 16a-1), including stock options, restricted stock units, warrants, convertible notes and any other securities with an exercise or conversion privilege at a price related to Company Common Stock or with a value derived from the value of Company Common Stock, which the insider beneficially owns. Not all of the Company's officers meet the Section 16 definition of officer. If you are not sure whether or not you are an officer as defined under Section 16, you need to ask the Compliance Officer.

Following the initial filing on SEC Form 3, every change in the beneficial ownership of Company Common Stock, stock options, restricted stock units, and other derivative securities must be reported to the SEC on a Form 4 report. Under the Sarbanes-Oxley Act, these Form 4 reports must be filed within 2 business days after the date of sale or purchase. The SEC modified the calculation of the two-business day period for the two types of transactions where the reporting person does not select the date of execution: 1) transactions executed pursuant to a Rule 10b5-1 trading plan and 2) discretionary transactions pursuant to an employee benefit plan. For these two types of transactions, Form 4 reports must be filed within two business days of the date the reporting person is notified of the date of the transaction; provided, that the broker or plan administrator is required to notify the reporting person within three business days following the trade date. Consequently, you may be required to file multiple Form 4 reports for activity during a month. Specific transactions that do not give rise to concerns about insider trading, such as gifts, may still be reported on a Form 5 report within 45 days after fiscal year end. Form 4 reports must be filed even if, as a result of balancing transactions, there has been no net change in holdings. For purposes of determining the date that the purchase or sale on the open market occurred, the trade date rather than the settlement date is ordinarily determinative.

All transactions by either the insider or any immediate family member in Company Common Stock, any exercise of options, or any other transaction that would have the effect of changing the insider's beneficial ownership must be "pre-cleared" in writing with the Compliance Officer, which will enable us to quickly facilitate the preparation of the Form 4 report. This requirement for written "pre-clearance" applies to gifts and transfers to, from or between trusts, family limited partnerships or between family members. In addition, immediately upon completion of such transaction, you must immediately advise the Compliance Officer of the terms of the transaction. Based upon your information, we will prepare a Form 4 report and transmit it to you for your approval.

Due to the reduced time frame for Form 4 filings, each insider is requested to execute a power of attorney, which will permit the Company or its legal counsel to file on your behalf the appropriate Form 4 report. Although the Company will still endeavor to receive your signature on a Form 4 report, this will allow the Form 4 to be filed on a timely basis. Note, however, that the Company's possession of and ability to use such Power of Attorney does not relieve you of your primary liability to file the Form 4.

Filings by insiders that are not filed with the SEC on a timely basis must be reported in next year's proxy statement. In addition, the SEC has been granted broad authority to seek “any equitable relief that may be appropriate or necessary for the benefit of investors” for violations of any provisions of the securities laws.

5

(2)	Recovery of Profits Under Section 16(b)

For the purpose of preventing the unfair use of information which may have been obtained by an insider, any profits realized by an insider from any "purchase" and "sale" of Company Common Stock or a derivative security during a six-month period, so called "short-swing profits," may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The insider is liable even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any inside information.

The liability of an insider under Section 16(b) of the 1934 Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company stockholder can bring suit in the name of the Company. In this connection it must be remembered that reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company's annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of stockholders. No suit may be brought more than two years after the date the profit was realized. However, if the insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company's proxy statements.

Officers and directors should consult the attached "Short-Swing Profit Rule 16(b) Checklist" attached hereto as Attachment B in addition to consulting the Compliance Officer prior to engaging in any transactions involving the Company's securities, including without limitation, Company Common Stock, options, warrants, restricted stock units or any other derivative security.

(3)	Special and Prohibited Transactions

Short Sales. Section 16(c) of the 1934 Act prohibits insiders absolutely from making short sales of Company Common Stock, i.e., sales of shares which the insider does not own at the time of sale, or sales of stock against which the insider does not deliver the shares within 20 days after the sale, either directly or indirectly. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Insiders violating Section 16(c) face criminal liability. By operation of this Statement, the Company hereby prohibits any officer, director or employee from making a short sale of Company Common Stock which would be prohibited by Section 16(c) if such employee were an insider. Sales "against the box" are also prohibited. A sale "against the box" is a sale of securities which are owned but are not delivered after the sale. A sale "against the box" has the same effect as a short sale. The Compliance Officer should be consulted if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. No executive officer or director of the Company may enter into any such transaction involving Company Common Stock. Any other employee who wishes to engage in a transaction of this type must comply with the preclearance procedures set forth in Section IV(D) below. Additionally, these transactions, like all transactions in derivative securities, are subject to the same Blackout Periods as transactions in Company Common Stock.

Margin Account and Pledges. Securities held in a margin account may be sold by a broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company Common Stock or derivative securities, insiders should take special precautions when placing Company Common Stock or derivative securities in a margin account or when pledging Company Common Stock or derivative securities as collateral for a loan. Any such arrangement must be structured to ensure that the executive and any documentation regarding the arrangement are in compliance with applicable securities laws. In order for the Company to comply with its securities disclosure requirements, and to ensure that margin accounts are structured in a manner to minimize inside trading concerns in the case of a margin call during a Blackout Period, it is important that the Company is aware of any Company Common Stock or derivative securities held in a margin account or pledged as collateral. Any insider who wishes to place Company Common Stock or derivative securities in a margin account or pledge Company Common Stock or derivative securities as collateral for a loan should provide the Compliance Officer written notice of his or her intent to margin or pledge Company Common Stock, accompanied by a copy of the proposed documentation, at least two business days prior to the margin or pledge.

6

H.	Prohibition of Records Falsifications and False Statements

Section 13(b)(2) of the 1934 Act requires companies subject to the Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC's intent to discourage officers, directors and other persons with access to the Company's books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

IV.	STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and employee is required to follow these procedures.

A.	Identifying Material Non-public Information

Prior to directly or indirectly trading any security of the Company, every officer, director and designated employee is required to contact the Compliance Officer (as part of the pre-clearance procedure discussed below in Section D) and make an initial determination whether the Company and/or such officer, director or designated employee is in possession of material non-public information relating to such security. In making such assessment, the explanations of "material" and "non-public" information set forth above should be of assistance. If after consulting with the Compliance Officer it is determined that the Company and/or such officer, director or designated employee is in possession of material non-public information, there may be no trading in such security.

B.	Information Relating to the Company

(1)	Access to Information

Access to material non-public information about the Company, including the Company's business, earnings or prospects, should be limited to officers, directors and employees of the Company on a need-to- know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances or to anyone within the Company on an other than need-to-know basis.

In communicating material non-public information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company's policies with regard to confidential information.

(2)	Inquiries From Third Parties

Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to Mirta A Negrini, the Company’s Chief Financial and Operating Officer, at (305) 774-0407 or mirta@dolphinentertainment.com. If the person making the inquiry persists, the officer, director or employee being contacted should state that he or she is not at liberty to discuss Company information outside the Company. Anyone receiving such an inquiry should contact Ms. Negrini immediately and inform Ms. Negrini of the name of the person making the inquiry and the nature of the inquiry.

C.	Limitations on Access to the Company Information

The following procedures are designed to maintain confidentiality with respect to the Company's business operations and activities.

All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material non-public information by, among other things:

•	Maintaining the confidentiality of Company related transactions;

•	Conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents should not be done in public places;

•	Restricting access to documents and files (including computer files) containing material non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);

•	Promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;

•	Disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;

•	Restricting access to areas likely to contain confidential documents or material non-public information; and

•	Avoiding the discussion of material non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.

Personnel involved with material non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

7

D.	Pre-Clearance of All Trades by All Officers, Directors and Designated Employees and Blackout Periods

Prior to conducting any transactions in Company securities (including without limitation, acquisitions and dispositions of Company Common Stock, the exercise of stock options and the sale of Company Common Stock issued upon exercise of stock options), an officer, director or designated employee must request, and obtain, in each case in writing or by e-mail, pre-clearance of such transaction from the Compliance Officer. In the case of the Compliance Officer, pre-clearance of such transaction must be requested and obtained, in each case in writing or by e-mail, from the Company’s outside legal counsel.

This pre-clearance procedure has been established:

•	to provide assistance in preventing inadvertent violations of applicable securities laws;

•	to avoid the appearance of impropriety in connection with the purchase and sale of the Company securities; and

•	to insure timely compliance by all Company insiders with the strict time requirements for the filings of Form 4 reports.

Additionally, except for the exercise of options that does not involve the sale of Company securities (e.g., the cashless exercise of a Company stock option does involve the sale of Company securities and therefore would not qualify under this exception), and pursuant to the exception for planned trades described in Section II(B), neither the Company nor any of its officers, directors or designated employees may trade in any securities of the Company during a Blackout Period. Also, please consult the "Insider Trading Reminders" attached hereto as Attachment C.

E.	Pre-Clearance of Planned Trades

The Compliance Officer may, on a case-by-case basis, authorize an insider to enter into fixed contracts for the purchase or sale of the Company's securities or establish a plan for programmatic trades which may provide for purchases or sales of the Company's securities on a future date or dates, which may be during Blackout Periods, after:

(1)	such person has notified the Compliance Officer in writing of the details of the contract or plan. In order for a contract or plan to be approved, it must meet the following criteria:

(a)	the contract or instructions to a third person must be binding upon the insider and be in writing;

(b)	the contract, instructions or plan must either: (i) expressly specify the amount, price and date; (ii) provide a written formula, algorithm or computer program for determining amounts, prices and dates, or (iii) designate a third person who will have sole power to determine how, when or whether a purchase or sale is consummated;

(c)	the insider may not have any authority to subsequently influence how, when or whether a purchase or sale is consummated; and

(d)	comply with all other requirements of Rule 10b5-1 of the 1934 Act.

(2)	such person has certified to the Compliance Officer in writing that at the time of entering into such contract or plan: (i) he or she is not in possession of material non-public information concerning the Company; (ii) he or she has not entered into any other transaction that would have the effect of hedging the purchase or sale of the securities that are the subject of the contract or plan; and (iii) the proposed trade does not violate the trading restrictions of Section 16 of the 1934 Act or Rule 144 of the 1933 Act; and

(3)	such person has provided a copy of the executed contract or plan to the Compliance Officer.

Provided that the steps outlined above have been complied with, the Compliance Officer will authorize a trade of the Company's securities, provided that such purchase or sale has been done strictly in compliance with such approved contract or plan. Any amendment or early termination of any such approved contract or plan must be resubmitted for authorization and pre-clearing by the Compliance Officer.

8

F.	Post-Termination Transactions

This Statement continues to apply to each officer, director and employee even after his or her service has been terminated. If an officer, director or employee is aware of material non-public information when his or her service is terminated, he or she may not trade in the Company’s securities until that information has become public or is no longer material. The pre-clearance procedures for officers, directors and designated employees, however, will cease to apply to transactions in Company securities upon the expiration of any Blackout Period or other event-specific trading restriction period that is applicable to an officer, director or designated employee at the time of his or her termination of service.

G.	Event-Specific Trading Restriction Periods

From time to time, an event may occur that is material to the Company and is known by only a few directors or officers. So long as the event remains material and non-public, directors, officers, and any other persons designated by the Compliance Officer ("Designated Insiders") may not trade in the Company's securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, the Designated Insiders should refrain from trading in the Company’s securities even sooner than the typical Blackout Period. In that case, the Compliance Officer may notify the Designated Insiders that they should not trade in the Company’s securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period for Designated Insiders will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material non-public information. Exceptions cannot be granted during an event-specific trading restriction period.

H.	Avoidance of Certain Aggressive or Speculative Trading

Officers, directors and employees and their respective family members (including spouses, minor children, or any other family members living in the same household), should ordinarily not directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety. Such activities would include the purchase of put or call options or the writing of such options. Remember the prohibition against short sales of Company Common Stock and other similar types of transactions detailed in Section III(G)(3).

I.	Execution and Return of Certification of Compliance

At the request of the Compliance Officer, after reading this Policy, all officers, directors and employees should execute and return to the Compliance Officer a Certification of Compliance in the form provided from time to time.

Dated: February 11, 2022

9

Attachment A

TYPES OF MATERIAL INFORMATION

This list is not all-inclusive and is only intended as a guide. Please keep in mind that both positive and negative information may be material.

•	Fundamental Corporate Changes—What is the Company doing?
•	Information about current, proposed or contemplated transactions, such as acquisitions, tender offers, mergers, spin-offs, joint ventures, restructurings or changes in assets;
•	changes in directors, senior management or auditors;
•	plans to go into a new line of business;
•	new business strategies or changes in strategic direction;
•	new service offerings;
•	proposed digital, movie or television productions;
•	projected number of new productions;
•	information about major contracts;
•	labor negotiations; or
•	plans to engage in a new marketing strategy.

•	Financial Reporting—How is the Company doing?
•	earnings, profits and losses;
•	unpublished financial reports or projections;
•	adjustments of reported earnings;
•	purchases, sales and revaluations of company assets;
•	events that may result in a write-off, creation of a significant reserve or other significant adjustments to the financial statements;
•	new equity or debt offerings;
•	gain or loss of a significant client or contract;
•	environmental compliance and its related costs;
•	solvency problems such as litigation, final judgments, loan defaults, and losses of major contracts;
•	institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings;
•	the interruption of production or other aspects of a company’s business as a result of an accident, fire, natural disaster, or breakdown of labor negotiations or any major shutdown;
•	changes in dividend policies or the declaration of a stock split or the proposed; or
•	contemplated redemption or repurchase of securities.

•	Management Integrity—How is the Company being managed?
•	knowledge that management has engaged in self-dealing;
•	knowledge that the Company has been engaged in illegal activity;
•	knowledge that the Company is under investigation; or
•	knowledge that a governmental body has begun or is about to begin an action against the Company.

 A-1

Attachment B

SHORT-SWING PROFIT RULE 16(b) CHECKLIST

The attached is a checklist of questions which you should answer before engaging in ANY purchase, sale or other transaction in the securities of Dolphin. This includes any transaction in a derivative security which is based on Dolphin’s securities.

STEP 1 -Is the transaction contemplated a purchase or sale of Dolphin common stock as defined in Section 16(b)?

REMEMBER - a purchase or sale of derivative securities, for example the grant or exercise of an option or the sale of a put also counts as a purchase or sale of Dolphin common stock. Below is a list of the type of transactions that are subject to Section 16(b) – but you should contact the Compliance Officer to determine if any other transaction would be covered:

Covered Purchases:

•	An open market purchase of Dolphin common stock;
•	An acquisition of Dolphin common stock or of a derivative security from a third party;
•	An acquisition of Dolphin common stock or of a derivative security from Dolphin;
•	Acquisition of long call option;
•	Grant of short put option; and
•	Sale of long put option.

Covered Sales:

•	An open market sale of Dolphin common stock;
•	A sale of Dolphin common stock or of a derivative security to a third party;
•	A sale of Dolphin common stock or of a derivative security to Dolphin;
•	Exchanging Dolphin common stock for interests in an Exchange Fund or for any other security;
•	Grant of short call option;
•	Sale of long call option; and
•	Acquisition of long put option.

B-1

STEP 2 --If the transaction contemplated is a purchase or sale of Dolphin common stock, is it exempt from Section 16(b)?

Even if a transaction does constitute a purchase or sale of Dolphin common stock, it may be exempt from Section 16(b). Below is a list of transactions that are exempt from Section 16(b).

Transactions Exempt From Section 16(b):

•	Grant of options pursuant to an approved stock option plan;
•	Exercise of options granted pursuant to an approved stock option plan;
•	Gifts of shares or options;
•	Transfers pursuant to a Domestic Relations Order;
•	Securities (either common stock or derivative securities) received in exchange for pre- existing debt of Dolphin; and
•	Any other transaction between Dolphin and the insider approved in advance by Dolphin’s Board of Directors.

STEP 3 -- If the transaction contemplated is a purchase or sale of Dolphin common stock (as defined in Step 1) and is not an exempt transaction (as defined in Step 2), have I had any other non-exempt transaction in the last 6 months?

If the answer is Yes, you should speak to the Compliance Officer before entering into the contemplated transaction.

If you have had a non-exempt purchase and a non-exempt sale of Dolphin common stock you will be required to turn over to Dolphin any profit realized.

REMEMBER – For purposes of Section 16(b) you will realize a profit if there is any difference between the highest sale price and the lowest purchase price within the six month period. Even if you didn't really recognize a cash profit.

B-2

Below is an example of matchable Section 16(b) transactions:

Month	No. of Shares	Price Per Share	Purchases	Sales
January	100	$52	$5,200
February	100	$45		$4,500
March	100	$51	$5,100
April	100	$55		$5,500
May	100	$57	$5,700
June	100	$58		$5,800
			$16,000	$15,800

Although the insider in the above example had a net loss of $200 on the above transactions, $1,000 is recoverable as profit under Section 16(b).

For further information and guidance, please refer to our Statement of Policies and Procedures Governing Stock Trading in General, Material Non-Public Information and the Prevention of Insider Trading and do not hesitate to contact the Compliance Officer.

ALL TRANSACTIONS BY OFFICERS, DIRECTORS AND DESIGNATED EMPLOYEES IN DOLPHIN SECURITIES MUST BE PRECLEARED BY CONTACTING THE COMPLIANCE OFFICER AT (305) 774-0407 OR MIRTA@DOLPHINENTERTAINMENT.COM.

B-3

Attachment C

INSIDER TRADING REMINDERS FOR OFFICERS, DIRECTORS AND DESIGNATED EMPLOYEES

OF DOLPHIN

Before engaging in any transaction in Dolphin Entertainment, Inc. (the "Company") securities, please read the following:

Both the federal securities laws and the Company's policy prohibit transactions in the Company's securities at a time when you may be in possession of material information about the Company which has not been publicly disclosed. This also applies to members of your household as well as all others whose transactions may be attributable to you.

Material information, in short, is any information which could affect the price of the securities. Either positive or negative information may be material. Once a public announcement has been made, you should wait until the information has been made available to the public for at least 48 hours before engaging in any transaction.

Except for the exercise of options that does not involve the sale of Company securities (e.g., the cashless exercise of a Company stock option does involve the sale of Company securities and therefore would not qualify under this exception), neither the Company nor any of its officers, directors or designated employees may trade in any securities of the Company during the period beginning the last day of any fiscal quarter of the Company and ending two business days after the public release of earnings data for such fiscal quarter. Important: All transactions by officers, directors and designated employees must be pre- cleared with the Compliance Officer.

No executive officer or director of the Company may place in any margin account, or pledge as collateral for any loan, any shares of Company Common Stock subject to restrictions under the Company’s Stock Ownership Guidelines. Additionally, no executive officer or director may enter into any form of hedging or monetization transaction (such as zero-cost collars or forward sale contracts) involving Company Common Stock.

For further information and guidance, please refer to our Statement of Policies and Procedures Governing Stock Trading in General, Material Non-Public Information and the Prevention of Insider Trading and do not hesitate to contact the Compliance Officer.

ALL TRANSACTIONS BY OFFICERS, DIRECTORS AND DESIGNATED EMPLOYEES IN DOLPHIN SECURITIES MUST BE PRE-CLEARED BY CONTACTING THE COMPLIANCE OFFICER AT (305) 774-0407 OR MIRTA@DOLPHINENTERTAINMENT.COM.

C-1